EXHIBIT 99.1

                    [UNIVERSAL AMERICAN FINANCIAL CORP. LOGO]

                              FOR IMMEDIATE RELEASE
                              ---------------------

                UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS RECORD
                -------------------------------------------------
                              FIRST QUARTER RESULTS
                              ---------------------


           Rye Brook, NY - May 6, 2004 - UNIVERSAL AMERICAN FINANCIAL CORP. (NASDAQ NATIONAL MARKET: UHCO) ("Universal American") today announced record results for the first quarter ended March 31, 2004.

FIRST QUARTER 2004 COMPARED TO FIRST QUARTER 2003

           Universal American reported net income of $.25 per diluted share, for the first quarter of 2004, an increase of 79% over the $.14 reported for the first quarter of 2003. We earned $13.9 million, an 84% increase over the $7.5 million reported last year.

                Net income for the first quarter of 2004 included after-tax realized investment gains of $2.3 million, or $.04 per diluted share. Net income for the first quarter of 2003 included after-tax realized investment gains of $0.1 million, or $.00 per diluted share, and a charge of $1.1 million, or $.02 per diluted share, from the early extinguishment of debt.

           Direct and assumed premiums for the first quarter of 2004 increased 26% to $202.3 million, compared to the first quarter of 2003. Net premiums for the first quarter increased 72% to $136.1 million, compared to the first quarter of 2003.


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
BALANCE SHEET DATA

           Stockholders' equity as of March 31, 2004 was $370.3 million, or $6.83 per common share, compared to $345.7 million, or $6.41 per common share, at December 31, 2003. Excluding the effect of FAS 115, which includes the net unrealized appreciation of the Company's investment portfolio, stockholders' equity was $321.0 million and fully diluted book value per common share was $5.79, an 18% increase since March 31, 2003. Since 1998, fully diluted book value per share, excluding the effect of FAS 115, has grown at a compounded rate of 17.2% (see discussion of non-GAAP financial measures contained in the supplemental financial information later in this press release).

MANAGEMENT COMMENTS

           Richard Barasch, chairman and CEO of Universal American, commented, "We are off to a great start in 2004, with solid contributions coming from each of our business segments. We continue to execute our business plan, which includes consistent internal growth bolstered by opportunistic acquisitions.

           "Our efforts to expand distribution continue to succeed. Building on the two new distribution forces that we acquired in 2003, we wrote $39.0 million of new business in the first quarter, which is 46% higher than in the comparable period in 2003. After taking into account our reduced use of reinsurance, our net retained new business produced in the first quarter of 2004 was 72% higher than in the first quarter of 2003.

           "As we have discussed previously, first quarter results in our largest line of business - Medicare Supplement - are impacted by loss ratios that are seasonal and predictably higher than in the succeeding quarters. However, as compared to 2003, our first quarter loss ratio has improved, and we expect to see a continued improvement throughout the balance of the year, as projected.

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
SENIOR MARKET BROKERAGE

           "Our Senior Market Brokerage segment had another strong quarter. Revenues rose by 44% to $75.5 million, as compared to the first quarter of 2003, and profits increased 14% to $3.5 million.

           "The increase in profitability was driven by increased revenue and improvement in our Medicare Supplement loss ratios as compared to last year. In the first quarter, our loss ratio in this line of business was 70.2%, compared to 73.2% in the first quarter of 2003.

           "Further, our effort to increase our sales of life insurance to complement our health insurance has been quite successful, largely due to the acquisition of the Guarantee Reserve Life field force. This activity began on July 1, 2003, and we wrote over $15.2 million of new life business during the second half of 2003 and $7.4 million during the first quarter of 2004, of which we retained half.

CAREER AGENCY

           "The Career Agency division continued its excellent performance bolstered by the addition of Pyramid Life and increased sales of senior market products in Pennsylvania Life. With the addition of Pyramid, revenues increased 85% to $76.5 million and profits increased 42% to $13.4 million compared to the first quarter of 2003. Total new sales of $12.4 million, including the $6.1 million of business written by Pyramid, increased by 97% over the same period last year.

           "We completed as planned the integration of the operations of Pyramid into our existing facilities in January 2004. The acquisition of Pyramid was accretive in 2003, even taking into account the transition costs, and we are seeing even more benefit in 2004 as a result of increased revenues and administrative savings.

           "We are very happy with the early results of our roll out of the new Senior Solutions program, which has spurred increased recruiting. The best indicator is that sales of senior market products in Pennsylvania Life increased 36% over the first quarter of 2003. In the first quarter, we opened Senior Solutions Service Centers in six new locations.

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
ADMINISTRATIVE SERVICES

           "CHCS Services, one of the country's leading senior market third-party administrators, continued its important contribution to the profitability and cash flow of our company. Revenues for the first quarter of 2004 increased by 9% to $14.0 million, as compared to those of the first quarter of 2003, and operating income increased 23% to $3.2 million. Earnings before interest, taxes, depreciation and amortization for the first quarter of 2004 increased 22% to $3.7 million, compared to the first quarter of 2003. The pipeline for new business continues to be active, from both internal and external sources, and we expect to see continued growth in this segment.

PENDING ACQUISITION OF HERITAGE HEALTH SYSTEMS, INC.

           "We remain on track to close the acquisition of Heritage Health Systems, Inc. in the second quarter. Heritage has continued to perform well since the announcement of the transaction, and we remain excited about the opportunities to expand our senior managed care business.

INVESTMENT PORTFOLIO

           "Our investment portfolio, now totaling approximately $1.2 billion, remains sound with over 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies. As of the end of the first quarter, our bonds were worth $79 million more than our cost. In anticipation of the increase in interest rates, we accumulated a significant amount of cash and floating rate bonds in our insurance company portfolios, $88 million as of March 31, 2004. Our patience was rewarded as rates started to move up in the last month, and we have slowly begun to invest our accumulated cash.

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
CAPITALIZATION

           "In connection with the Heritage transaction, we will increase our current bank facility and amend its terms to include a slower amortization of principal. In order to reduce our exposure to rising interest rates, we have locked in the interest rate we are charged on $50 million of our Trust Preferred Securities to a fixed weighted average annual rate of 7.0%.

CONFERENCE CALL

           Universal American will host a conference call at 10 am Eastern Time on Friday, May 7, 2004 to discuss the first quarter results and other corporate developments. Interested parties may participate in the call by dialing 973-317-5319. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be webcast live over the Internet and can be accessed at Universal American's website at www.uafc.com. To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 60 days.

           Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. This supplemental financial data can be accessed at www.uafc.com (under the heading "Investor Relations; Financial Reports").


ABOUT UNIVERSAL AMERICAN FINANCIAL CORP.

           Universal American Financial Corp. offers a portfolio of life and health insurance products, primarily to the senior market, as well as third party administrator services for insurance and non-insurance programs in the senior market. Universal American is included in the Russell 2000 and 3000 Indexes. For more information on Universal American, please visit our website at www.uafc.com.


           Except for the historical information contained above, this document may contain some forward looking statements, including statements related to 2004 operating results, which involve a number of risks and uncertainties that could cause actual results to differ materially. These risk factors are listed from time to time in Universal American's SEC reports.


                               (Tables to follow)

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
               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
CONSOLIDATED OPERATING RESULTS                                          2004             2003
------------------------------                                          ----             ----
                                                                               (UNAUDITED)

Direct and assumed premiums                                        $     202.3         $     161.1
                                                                   ============        ============

Net premiums and policyholder fees                                 $     136.1         $      79.2
Net investment income                                                     16.1                14.4
Other income                                                               2.7                 4.2
Realized gains and losses                                                  3.6                 0.1
                                                                   ------------        ------------
      Total revenue                                                      158.5                97.9
                                                                   ------------        ------------

Policyholder benefits                                                     94.5                55.8
Interest credited to policyholders                                         4.2                 3.1
Change in deferred acquisition costs                                     (16.3)               (8.2)
Amortization of present value of future profits and
      goodwill                                                             0.9                 0.1
 Commissions and general expenses, net of
       allowances                                                         54.0                33.7
 Amortization of deferred loan fees relating to
       refinancing of credit facility                                        -                 1.8
                                                                   ------------        ------------
      Total benefits and expenses                                        137.3                86.3
                                                                   ------------        ------------

      Income before income taxes                                          21.2                11.6

Income taxes, excluding capital gains                                     (6.0)               (4.7)
Income taxes on capital gains (2)                                         (1.3)                  -
Income tax benefit on early extinguishment of debt (2)                       -                  .6
                                                                   ------------        ------------

Total income taxes (1)                                                    (7.3)               (4.1)
                                                                   ------------        ------------

      NET INCOME                                                   $      13.9         $       7.5
                                                                   ============        ============

Per Share Data (Diluted):
      NET INCOME                                                   $      0.25         $      0.14
                                                                   ============        ============

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
               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                                                       THREE MONTHS ENDED
                                                            MARCH 31,

Consolidated Operating Results by Segment             2004           2003
                                                      ----           ----
                                                           (UNAUDITED)

Career Agency                                     $     13.4    $      9.5
Senior Market Brokerage                                  3.5           3.0
Administrative Services                                  3.2           2.5

Corporate                                               (2.5)         (3.5)

Realized gains (losses)                                  3.6           0.1
                                                  -----------   -----------

         Income before income taxes               $     21.2    $     11.6
                                                  ===========   ===========


BALANCE SHEET DATA                                                 MARCH 31, 2004    DECEMBER 31, 2003
------------------                                                 --------------    -----------------
Total Cash and Investments                                           $  1,318.7        $  1,286.5
Total Assets                                                         $  1,808.1        $  1,780.9
Total Policyholder Related Liabilities                               $  1,266.5        $  1,251.1
Total Outstanding Bank Debt                                          $     36.4        $     38.2
Other Long Term Debt                                                 $     75.0        $     75.0
Total Stockholders' Equity                                           $    370.3        $    345.7
Book Value per Common Share                                          $     6.83        $     6.41
Diluted Weighted Average Shares Outstanding YTD                            56.1              55.0

NON-GAAP FINANCIAL MEASURES *
Total Stockholders' Equity (excluding FAS 115) *                     $    321.0        $    305.9
Diluted Book Value per Common Share (excluding FAS 115) * (3)        $     5.79        $     5.55
Debt to Total Capital Ratio * (4)                                          8.4%              9.1%


* Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

(1) The effective tax rates were 34.5% and 36.1% for the quarters ended March 31, 2004 and December 31, 2003.

(2) Tax on realized capital gains (losses) and other non-recurring items is based on a 35.0% effective tax rate for all periods.

(3) Diluted book value per share represents Total Stockholders' Equity, excluding accumulated other comprehensive income ("FAS 115"), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(4) The Debt to Total Capital Ratio is calculated as the ratio of the Total Outstanding Bank Debt to the sum of Stockholders' Equity (excluding FAS
     115) plus Total Outstanding Bank Debt plus Trust Preferred Securities.


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
               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                           NON-GAAP FINANCIAL MEASURES
                      IN MILLIONS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)

Universal American uses certain non-GAAP financial measures to evaluate the company's performance for the periods presented in this press release. These measures should not be considered an alternative to measurements required by GAAP. Because Universal American's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American's non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including a reconciliation to GAAP measures, are presented below.

TOTAL STOCKHOLDERS' EQUITY (EXCLUDING FAS 115)

                                                                 MARCH 31,        DECEMBER 31,
                                                                   2004             2003

Total stockholders' equity                                     $    370.3        $    345.7
Less:  Accumulated other comprehensive income                       (49.3)            (39.8)
                                                               -----------       -----------

         TOTAL STOCKHOLDERS' EQUITY (EXCLUDING FAS 115)        $    321.0        $    305.9
                                                               ===========       ===========

Universal American uses total stockholders' equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization. We believe that fluctuations in stockholders' equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American's business operations.


DILUTED BOOK VALUE PER COMMON SHARE
 (EXCLUDING FAS 115) (3)
                                                                  MARCH 31,      DECEMBER 31,
                                                                   2004              2003
Total stockholders' equity                                     $    370.3        $    345.7
Proceeds from assumed exercises of vested options                    16.3              15.2
                                                               -----------       -----------
                                                                    386.6             360.9
                                                               ===========       ===========
Diluted common shares outstanding                                    58.3              57.9
                                                               ===========       ===========

         DILUTED BOOK VALUE PER COMMON SHARE (3)               $     6.64        $     6.23
                                                               ===========       ===========

Total stockholders' equity (excluding FAS 115)                 $    321.0        $    305.9
Proceeds from assumed exercises of vested options                    16.3              15.2
                                                               -----------       -----------
                                                                    337.3             321.1
                                                               ===========       ===========
Diluted common shares outstanding                                    58.3              57.9
                                                               ===========       ===========

         DILUTED BOOK VALUE PER COMMON SHARE
          (EXCLUDING FAS 115) (3)                              $     5.79        $     5.55
                                                               ===========       ===========


As noted above, Universal American uses total stockholders' equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders' equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American's business operations.

                                     (more)

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
               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                           NON-GAAP FINANCIAL MEASURES
                      IN MILLIONS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)

DEBT TO TOTAL CAPITAL RATIO (4)
                                                     MARCH 31,    DECEMBER 31,
                                                       2004           2003

Total outstanding bank debt                        $     36.4     $     38.2
                                                   ===========    ===========

Total stockholders' equity                         $    370.3     $    345.7
Total outstanding bank debt                              36.4           38.2
Total outstanding trust preferred securities             75.0           75.0
                                                   -----------    -----------
   Total Capital                                   $    481.7     $    458.9
                                                   ===========    ===========

         DEBT TO TOTAL CAPITAL RATIO (4)                  7.6%           8.3%

Total stockholders' equity (excluding FAS 115)     $    321.0     $    305.9
Total outstanding bank debt                              36.4           38.2
Total outstanding trust preferred securities             75.0           75.0
                                                   -----------    -----------
   Total Capital                                   $    432.4     $    419.1
                                                   ===========    ===========

         DEBT TO TOTAL CAPITAL RATIO (4)                  8.4%           9.1%

As noted above, Universal American uses total stockholders' equity (excluding FAS 115), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders' equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American's business operations.

ADMINISTRATIVE SERVICES EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA")

                                                 THREE MONTHS ENDED MARCH 31,
                                                 ----------------------------
                                                    2004              2003

Administrative Services segment income          $      3.2        $      2.5
Depreciation, amortization and interest                 .5                .5
                                                -----------       -----------

        EARNINGS BEFORE INTEREST, TAXES,        $      3.7        $      3.0
           DEPRECIATION AND AMORTIZATION


In addition to segment income, we also evaluate the results of our Administrative Services segment based on EBITDA. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt. Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American's ability to meet its debt service requirements. While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to segment income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

                                 #### #### ####

CONTACT:                              - OR-          INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein                                  The Equity Group Inc.
Executive Vice President &                           www.theequitygroup.com
Chief Financial Officer (914) 934-8820               Linda Latman (212) 836-9609
                                                     Sarah Torres (212) 836-9611


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